SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2007 (October 3, 2007)

KNIGHT CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-14223	22-3689303
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 3, 2007, Knight Capital Group, Inc. (the “Company”) entered into a three-year $140 million Credit Agreement (the “Credit Agreement”) with TD Banknorth, N.A. and Wachovia Bank, National Association, as Co-Syndication Agents, JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as Administrative Agent, and the banks and other financial institutions who become party thereto as lenders (collectively, the “Lenders”).

Pursuant to the Credit Agreement, the Company obtained (i) a three-year senior secured delayed-draw term loan facility in the principal amount of $70,000,000 (the “Term Facility”) and (ii) a three-year senior secured revolving facility in the principal amount of $70,000,000 (the “Revolving Facility” and together with the “Term Facility”, the “Credit Facilities”). The Term Facility may be drawn upon until December 31, 2007 and will be repayable in full on October 3, 2010. The Revolving Facility will be available on a revolving basis until October 3, 2010, when all outstanding amounts on the Revolving Facility must be repaid.

The proceeds of the Credit Facilities may be used to finance share repurchases by the Company and for general corporate purposes. As of the date of this Current Report on Form 8-K, the Company has not borrowed any funds under the Credit Agreement.

Borrowings under the Term Facility and the Revolving Facility shall bear interest, at the Company’s option, (a) at a rate equal to a margin of 0.25% or 0.50% (depending on the Company’s leverage ratio) over either a base rate determined by reference to the higher of (1) the prime rate of JPMorgan Chase and (2) the federal funds rate plus  1/2 of 1% or (b) at a rate equal to a margin of 1.25% or 1.50% (depending on the Company’s leverage ratio) over a Eurodollar rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The Company will also pay the Lenders a per annum commitment fee of 0.30% or 0.35% (depending upon the Company’s leverage ratio) on the average daily unused portion of the Revolving Commitments and the unused portion of the Delayed-Draw Term Facility.

Under the Credit Agreement, substantially all of the Company’s material subsidiaries, other than its foreign subsidiaries, registered broker-dealer subsidiaries and subsidiaries thereof (the “Guarantors”), guarantee the repayment of loans made pursuant to the Credit Facilities. Pursuant to the Credit Agreement, the Credit Facilities have been secured by substantially all of the assets of the Company and the Guarantors.

The Credit Agreement includes customary representations, warranties, affirmative and negative covenants (including, among others, limitations on certain payments, investments and transactions) and events of default. It also contains financial covenants tied to the maintenance of financial ratios and metrics. These obligations may limit certain activities of the Company, including, but not limited to, certain mergers, acquisitions or dispositions of assets, repurchases of shares and payment of dividends, each above certain thresholds as set forth in the Credit Agreement.

The foregoing description of the Credit Agreement is qualified in its entirety by the Credit Agreement incorporated herein by reference as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off–Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8–K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Credit Agreement, dated October 3, 2007, among Knight Capital Group, Inc., as Borrower, TD Banknorth, N.A. and Wachovia Bank, National Association, as Co-Syndication Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and the banks and other financial institutions who become party thereto, as Lenders

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

Dated: October 9, 2007

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Andrew M. Greenstein
Name:	Andrew M. Greenstein
Title:	Managing Director, Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated October 3, 2007, among Knight Capital Group, Inc., as Borrower, TD Banknorth, N.A. and Wachovia Bank, National Association, as Co-Syndication Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and the banks and other financial institutions who become party thereto, as Lenders